Exhibit 2.3

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
FUTURE LABS VI, INC.

Future Labs VI, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law:

Article I of the Restated Certificate of Incorporation, relating to the name of the corporation, is amended to read in its entirety as follows:

“The name of the Company is Piestro, Inc.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23 day of November, 2020, and the foregoing facts stated herein are true and correct.

FUTURE LABS VI, INC.

/s/ James Buckly Jordan
Director